                                                                   EXHIBIT 10.25

                          UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF PUERTO RICO


UNITED STATES OF AMERICA,

Plaintiff,                               No. C03-017(P6)
                                            ------------------------------------

v.
                                         DEFERRED PROSECUTION AGREEMENT
BANCO POPULAR DE PUERTO RICO,

Defendant.



                  Defendant BANCO POPULAR DE PUERTO RICO (hereinafter, "BANCO POPULAR"), a subsidiary of Popular, Inc., a Puerto Rico Corporation, by its undersigned attorney, pursuant to authority granted by its Board of Directors, the United States Department of Justice, Criminal Division (hereinafter, "the United States"), the Board of Governors of the Federal Reserve System (hereinafter, "the Federal Reserve"), and the United States Department of the Treasury's Financial Crimes Enforcement Network (hereinafter, "FinCEN") enter into this Deferred Prosecution Agreement (the "Agreement").

         1. BANCO POPULAR shall waive indictment and agree to the filing of a ONE (1) count information in the United States District Court for the District of Puerto Rico charging it with failing to file suspicious activity reports (hereinafter, "SARs") in a timely and complete manner, in violation of Title 31 United States Code, Sections 5318(g)(1) and 5322(b).

         2. BANCO POPULAR accepts and acknowledges responsibility for its behavior as set forth in the Factual Statement attached hereto and incorporated by reference herein as Appendix A (hereinafter, "Factual Statement").

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         3.       BANCO POPULAR expressly agrees that it shall not, through its attorneys, board of directors, agents, officers or employees, make any public statement contradicting any statement of fact contained in the Factual Statement. Any such contradictory public statement by BANCO POPULAR, its attorneys, board of directors, agents, officers or employees, shall constitute a breach of this Agreement as governed by Paragraph 12 of this Agreement, and BANCO POPULAR would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any statement by any such person contradicting a fact contained in the Factual Statement will be imputed to BANCO POPULAR for the purpose of determining whether BANCO POPULAR has breached this Agreement shall be in the sole discretion of the United States. Upon the United States' notifying BANCO POPULAR of a public statement by any such person that in whole or in part contradicts a statement of fact contained in the Factual Statement, BANCO POPULAR may avoid breach of this Agreement by publicly repudiating such statement within 48 hours after notification by the United States.

         4. BANCO POPULAR agrees that it shall: (a) provide to the United States, on request, any relevant document, electronic data, or other object concerning a Bank Secrecy Act matter in BANCO POPULAR'S possession, custody and/or control. Whenever such data is in electronic format, BANCO POPULAR shall provide access to such data and assistance in operating computer and other equipment as necessary to retrieve the data. If such documents, data or other objects are in overseas locations, BANCO POPULAR will make reasonable efforts to make the items available to the United States; and (b) completely, fully and timely comply with all legal obligations, record keeping and reporting requirements imposed upon it by the Bank Secrecy Act, 31 U.S.C. ss.ss. 5311 through 5330

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and all Bank Secrecy Act implementing regulations, including, but not limited to
12 C.F.R.ss.21.21, 31 C.F.R.ss.103.11, 31 C.F.R. 103.18, 31 C.F.R. 103.22 and 31
C.F.R.ss.103.28.

         5. As a result of BANCO POPULAR's conduct with respect to the Ferrario and Vallejo accounts as set forth in the Factual Statement, the United States has determined that it could institute a civil forfeiture action against certain funds laundered through those accounts. BANCO POPULAR further acknowledges that $21,600,000.00 was involved in transactions in the Ferrario and Vallejo accounts, and that Ferrario and Vallejo were convicted in violation of Title 18 United States Code, Section 1956 and 1957 and, therefore certain of the funds that were deposited in such accounts are forfeitable to the United States pursuant to Title 18, United States Code, Section 981. BANCO POPULAR, recognizing that the United States could institute a civil forfeiture action against at least certain of those funds, hereby expressly agrees to settle and does settle any and all civil claims at present held by the United States against those funds for the sum of $21, 600,000.00.

         6. Based on BANCO POPULAR's conduct as set forth in the Factual Statement, FinCEN has determined that an assessment of a civil money penalty under 31 U.S.C. 5321(a)(1) and 31 CFR 103.57(f) is appropriate against BANCO POPULAR based on violations of the currency transaction reporting provisions and the suspicious activity reporting provisions of the BSA contained in 31 U.S.C.
Section 5313, 5318 and 31 CFR 103.22 and 103.18.. Therefore, FinCEN assesses against BANCO POPULAR a civil money penalty of $20,000,000, which penalty shall be fully satisfied by the payments made by BANCO POPULAR pursuant to this Agreement in light of BANCO POPULAR's settlement of any and all civil claims presently held by the United States.

         7. In light of BANCO POPULAR's remedial actions to date and its willingness to: (i)

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acknowledge responsibility for its actions; (ii) continue its cooperation with the United States; (iii) demonstrate its future good conduct and full compliance with the Bank Secrecy Act and all of its implementing regulations; (iv) settle any and all civil claims presently held by the United States against the funds referred to in Paragraph 5 above for the sum of $21,600,000; and (v) consent to the assessment of the civil money penalty as set forth in paragraph 6 above, the United States shall recommend to the Court, pursuant to 18 U.S.C. ss. 3161(h)(2), that prosecution of BANCO POPULAR on the Information filed pursuant to Paragraph 1 be deferred for a period of twelve (12) months. BANCO POPULAR shall consent to a motion, the contents to be agreed by the parties, to be filed by the United States with the Court promptly upon execution of this Agreement, pursuant to 18 U.S.C. ss. 3161(h)(2), in which the United States will present this Agreement to the Court and move for a continuance of all further criminal proceedings, including trial, for a period of twelve (12) months, for speedy trial exclusion of all time covered by such a continuance, and for approval by the Court of this deferred prosecution. BANCO POPULAR further agrees to waive and does hereby expressly waive any and all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the District of Puerto Rico for the period that this Agreement is in effect.

         8. BANCO POPULAR hereby further expressly agrees that any violations of the federal money laundering laws and/or the Bank Secrecy Act pursuant to 18 U.S.C.ss.1957 and 31 U.S.C.ss.ss.5313, 5318 and 5322, that were not time-barred by the applicable statute of limitations on September 5, 2002, may, in the sole discretion of the United States, be charged against BPPR within six (6)

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months of any breach of this Agreement notwithstanding the expiration of any applicable statute of limitations.

         9. The United States agrees that if BANCO POPULAR is in full compliance with all its obligations under this Agreement, the United States, within thirty (30) days of the expiration of the time period set forth in Paragraph 7 above, will seek dismissal with prejudice of the information filed against BANCO POPULAR pursuant to Paragraph 1 and this Agreement shall expire.

         10. BANCO POPULAR and the United States understand that the Agreement to defer prosecution of BANCO POPULAR must be approved by the Court, in accordance with 18 U.S.C. ss. 3161(h)(2). Should the Court decline to approve a deferred prosecution for any reason, both the United States and BANCO POPULAR are released from any obligation imposed upon them by this Agreement and this Agreement shall be null and void.

         11. Should the United States determine during the term of this Agreement that BANCO POPULAR has committed any federal crime commenced subsequent to the date of this Agreement, BANCO POPULAR shall, in the sole discretion of the United States, thereafter be subject to prosecution for any federal crimes of which the United States has knowledge. Except in the event of a breach of this Agreement, it is the intention of the parties to this Agreement that all criminal and regulatory investigations arising from the facts contained in or involving the accounts described in the Factual Statement, that have been, or could have been, conducted by the United States prior to the date of this Agreement shall not be pursued further as to BANCO POPULAR.

         12. Should the United States determine that BANCO POPULAR has committed a willful and material breach of any provision of this Agreement, the United States shall provide written notice to

BANCO POPULAR of alleged breach and provide BANCO POPULAR with a two-week period in which to make a presentation to the Assistant Attorney General in charge of the Criminal Division to demonstrate that no breach has occurred or, to the extent applicable, that the breach is not willful or material or has been cured. The parties hereto expressly understand and agree that should BANCO POPULAR fail to make a presentation to the Assistant Attorney General in charge of the Criminal Division within the said two-week period, it shall be conclusively presumed that BANCO POPULAR is in willful and material breach of this Agreement. The parties further understand and agree that the Assistant Attorney General's exercise of discretion under this paragraph is not subject to review in any court or tribunal outside the Criminal Division of the Department of Justice. In the event of a breach of this Agreement that results in a prosecution, such prosecution may be premised upon any information provided by or on behalf of BANCO POPULAR to the United States at any time, unless otherwise agreed when the information was provided.

         13. BANCO POPULAR agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

         14. It is further understood that this Agreement is binding on BANCO POPULAR, the United States, the Federal Reserve and FinCEN, but specifically does not bind any other federal agencies, or any state or local authorities, although the United States will bring the cooperation of BANCO POPULAR and its compliance with its other obligations under this Agreement to the attention of state or local prosecuting offices or regulatory agencies, if requested by BANCO POPULAR or its attorneys.

         15. It is further understood that this Agreement does not relate to or cover any criminal conduct by BANCO POPULAR other than the conduct or the accounts described in the Factual Statement.

         16. BANCO POPULAR and the United States agree that, upon acceptance by the Court, this Agreement and an Order deferring prosecution shall be publicly filed in the United States District Court for the District of Puerto Rico.

         17. Since the execution of the Written Agreement with the Federal Reserve, Banco Popular has taken all of the corrective actions required by the enforcement action and, as of this date, is in full compliance with all of the provisions of the Written Agreement. Accordingly, upon the execution of this Agreement, the Federal Reserve is terminating the Written Agreement. Given the nature of the violations of the Bank Secrecy Act and the Bank Secrecy Act compliance program requirements of Regulation H of the Board of Governors, 12 C.F.R. 208.63, the Federal Reserve would have used its authority under 12 U.S.C. 1818(i) to assess a substantial civil money penalty against the bank. However, in light of the significant forfeiture embodied in this Agreement, the Federal Reserve has determined that it will not exercise its authority to assess a fine for the conduct described in this Agreement.

         18. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between BANCO POPULAR and the United States. No promises, agreements, or conditions have been entered into other than those expressly set forth in this Agreement, and none shall be entered into and/or are binding upon BANCO POPULAR or the United States unless expressly set forth in writing, signed by the United States, BANCO POPULAR's attorneys, and a duly authorized representative of BANCO POPULAR and physically attached to this Agreement. This Agreement supersedes any prior promises, agreements or conditions between BANCO POPULAR and the United States.

                                ACKNOWLEDGMENTS

         We, Richard L. Carrion, David H. Chafey, Jr., Brunilda Santos de Alvarez, the duly authorized representatives of Banco Popular de Puerto Rico, hereby expressly acknowledge the following: (1) that we have read this entire Agreement; (2) that we have had an opportunity to discuss this Agreement fully and freely with Banco Popular's attorneys; (3) that Banco Popular fully and completely understands each and every one of its terms; (4) that Banco Popular is fully satisfied with the advice and representation provided to it by its attorneys; and (5) that Banco Popular has signed this Agreement voluntarily.


                                           BANCO POPULAR DE PUERTO RICO

January 16, 2003                           /s/ Richard L. Carrion
----------------                           -------------------------------------
DATE                                       /s/ David Chafey, Jr.
                                           -------------------------------------
                                           /s/ Brunilda Santos de Alvarez
                                           -------------------------------------


                            COUNSEL FOR BANCO POPULAR

         I, JOSE AGUAYO the attorney for Banco Popular de Puerto Rico, hereby expressly acknowledge the following: (1) that I have discussed this Agreement with my client; (2) that I have fully explained each one of its terms to my client; (3) that I have fully answered each and every question put to me by my client regarding the Agreement; and (4) I believe my client completely understands all of the Agreement's terms.

Jan. 16, 2003                           /s/ Jose R. Aguayo Caussade
----------------                       -----------------------------------------
DATE                                   JOSE AGUAYO

                                       Attorney for Banco Popular de Puerto Rico

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                           ON BEHALF OF THE GOVERNMENT

                                   UNITED STATES DEPARTMENT OF JUSTICE

                                   MICHAEL CHERTOFF
                                   Assistant Attorney General, Criminal Division
                                   U. S. Department of Justice

                                   H.S. GARCIA
                                   United States Attorney
                                   District of Puerto Rico

January 14, 2003                   /s/ John Roth
----------------                   ---------------------------------------------
DATE                               By: JOHN ROTH, Chief
                                   Asset Forfeiture and Money Laundering Section
                                   U.S. Department of Justice, Criminal Division

January 14, 2003                   /s/ Stephen M. May
----------------                   ---------------------------------------------
DATE                               By: STEPHEN M. MAY
                                   USDC-PR No. 217901
                                   U.S. Department of Justice, Criminal Division
                                   Asset Forfeiture and Money Laundering Section
                                   1400 New York Avenue, N.W.
                                   Bond Building 10100
                                   Washington, DC 20005
                                   (202) 514-1263 (Phone)
                                   (202) 616-1344 (Fax)


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                                    BOARD OF GOVERNORS OF THE FEDERAL
                                    RESERVE SYSTEM

January 13, 2003                   /s/  Jennifer J. Johnson
------------------                  --------------------------------------------
DATE                                By: JENNIFER J. JOHNSON
                                        Secretary of the Board



                                    U.S. DEPARTMENT OF THE TREASURY
                                    FINANCIAL CRIMES ENFORCEMENT NETWORK

January 14, 2003                    /s/ James Sloan
-------------------                 --------------------------------------------
DATE                                By: JAMES F. SLOAN, Director


                                      -11-

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                                   BACKGROUND

         1. BANCO POPULAR DE PUERTO RICO ("BPPR") is a financial institution organized, licensed and doing business under the laws of the United States and the Commonwealth of Puerto Rico.

         2. BPPR is a "financial institution" as defined in 31 U.S.C.ss.5312 and a bank ad defined in 31 C.F.R.ss.103.11(c); an "insured bank" as defined in section 3(h) of the Federal Deposit Insurance Act (12 U.S.C. ss.1813(h)); and a "State member bank" of the Federal Reserve System (12 U.S.C.ss.1813 (d)).

         3. The Federal Reserve Bank of New York and the Commissioner of Financial Institutions of Puerto Rico have supervisory regulatory oversight of Popular, Inc., BPPR (its principal banking subsidiary), and related subsidiaries.

         4. The Bank Secrecy Act ("BSA"), 31 U.S.C.ss.5311 et. seq., and its implementing regulations, which Congress enacted to address an increase in money laundering criminal activity utilizing financial institutions, require domestic banks, insured banks and other financial institutions to maintain certain records and file reports that are especially useful in criminal, tax or regulatory investigations or proceedings, and to detect and report suspicious activity therein that might be indicative of money laundering, terrorist financing and other financial crimes.

                          CURRENCY TRANSACTION REPORTS

         5. BPPR was required pursuant to 31 U.S.C. ss. 5313(a) and 5322 and 31 C.F.R. ss. 103.22(b)(1) (previously designated at 31 C.F.R. ss. 103.22(a)(1)) and ss. 103.28 to file a Currency Transaction Report ("CTR") for each deposit, withdrawal, exchange of currency or other payment or transfer by, through, or to BPPR which involved a transaction in currency of more than $10,000. Title 31 C.F.R. ss. 103.27 (a)(1) required BPPR to file CTRs within fifteen (15) days following the day on which the reportable transaction occurred. CTRs filed on magnetic media are considered filed timely if received by the Internal Revenue Service ("IRS") no more than twenty-five (25) days after the date of the transaction. Internal Revenue Service, Specifications for Magnetic Media Filing of Currency Transaction Reports 6 (Feb. 1999). Title 31 C.F.R. ss. 103.28 required BPPR to verify and record on a CTR the name and address of the individual presenting the transaction, as well as the entity or person on whose behalf the transaction was to be effected. Multiple cash transactions that are divided into amounts under $10,000 to avoid the filing of a CTR or other BSA reporting or recordkeeping requirement is commonly referred to as "structuring" and is prohibited 31 U.S.C. ss. 5324. Structuring is also required to be reported under the BSA's suspicious activity reporting provisions in 31 U.S.C. ss.5318(g) and 31 C.F.R. 103.18 as discussed in paragraph 8 below.

         6. In order to comply with the BSA and its implementing regulations, BPPR was required to detect, monitor and accurately report large currency transactions and suspicious activity occurring at the financial institution.

                           SUSPICIOUS ACTIVITY REPORTS

         7. BPPR was required pursuant to 31 U.S.C. ss. 5318(g), 31 C.F.R. ss. 103.18 (previously designated at 31 C.F.R. ss. 103.21), and 12 C.F.R. ss.
208.62 (previously designated at 12 C.F.R. ss. 208.20) and ss. 208.63 (previously designated at 12 C.F.R. ss. 208.14) to file with the Department of Treasury and in some cases appropriate Federal law enforcement agencies, in accordance with the form's instructions, a Suspicious Activity Report ("SAR") when it detected the type of activity described below in paragraph 8. This requirement became effective on April 1, 1996. According to the form's instructions, BPPR was required to file a SAR with the Department of Treasury's Financial Crimes Enforcement Network ("FinCEN") no later than thirty (30) calendar days after the date of initial detection of facts that might have constituted a basis for filing a SAR.

         8. BPPR is required pursuant to 31 C.F.R. ss. 103.18, which became effective on April 1, 1996, to report any transaction conducted or attempted by, at, or through the bank, if it involved or aggregated at least $5,000 in funds or other assets, and the bank knew, suspected, or had reason to suspect that:

                  (i) The transaction involved funds derived from illegal activities or was intended or conducted in order to hide or disguise funds or assets derived from illegal activities (including without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any federal law or regulations or to avoid any transaction reporting requirement under federal law or regulation.

                  (ii) The transaction was designed to evade any requirements promulgated under the Bank Secrecy Act.

                  (iii) The transaction had no business or apparent lawful purpose or was not the sort in which the particular customer would normally be expected to engage, and the bank knew of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction.

         9. Suspicious Activity Report Instructions contained on the SAR form (Federal Reserve Form 2230) state: "in situations involving violations requiring immediate attention, such as when a reportable violation is ongoing, the financial institution shall immediately notify, by telephone, appropriate law enforcement and financial institution supervisory authorities in addition to filing a timely suspicious activity report." Despite the facts set forth in paragraphs 11 to 36, BPPR failed to immediately notify by telephone appropriate law enforcement and financial institution supervisory authorities in addition to filing timely and accurate SARs.

         10. As described more fully below, voluminous unusual or suspicious transactions were conducted in connection with the Ferrario, Vallejo and Dominican Republic Money Service Business accounts (the "Subject Accounts"). Although BPPR filed SARs on these accounts, they were untimely. In some cases, BPPR filed a single SAR in connection with the Subject Accounts years after the commencement and continuation of the suspicious activity. In some cases, the SARs filed by BPPR were inaccurate in important respects. These untimely filings, absence of supplementary SARs and/or the inaccuracies in SARs which the bank did file, had an effect upon federal law enforcement's ability to determine whether the transactions involved funds derived from illegal activities or were intended or conducted in order to hide or disguise funds or assets derived from illegal activities (including without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any federal law or regulations or to avoid any transaction reporting requirement under federal law or regulation.

                              FERRARIO TRANSACTIONS

         11. From June 16, 1995 to March 2, 1998, Roberto Ferrario Pozzi ("Ferrario") maintained Account # 011-254521 in the name of "Roberto Ferrario Pozzi, DBA (doing business as) Gilligans" at the Old San Juan Branch of BPPR (the "Ferrario Account"). Before the opening of the Ferrario account, Ferrario was a customer of BPPR. In 1989 and 1990, Ferrario opened a credit card account and personal account and obtained a personal loan from the bank.

When BPPR opened the Ferrario Account, bank employees reviewed an unaudited, unsigned financial statement provided by Ferrario, a credit report, which showed a positive six-year credit history, and bank statements from an account at another bank.

         12. Ferrario maintained a business in the name of Phone Home. On occasion, Ferrario represented to some bank employees that Phone Home sold phone cards and offered long distance telephone, facsimile and money transmission services (including wire transfer services). On one occasion (as more fully described below), Ferrario represented to a bank employee that he managed a gas station. Ferrario's account opening information stated that he was doing business as "Gilligans," a cafe. The bank's customer information file identified Ferrario's business as "Puerto Rico Net Yellow."


         13. BPPR failed to conduct sufficient due diligence to confirm whether Ferrario actually operated businesses as he had represented.


         14. From June 16, 1995 through March 2, 1998, the date on which BPPR filed a SAR on the Ferrario Account, Ferrario deposited approximately $20 million in cash into the Ferrario Account. Approximately $8 million in additional cash was deposited into the Ferrario Account from March 3, 1998 through September 15, 1998, on which latter date a U.S. Customs agent requested BPPR to keep the account open. Despite the suspicious nature of these deposits, the bank did not investigate and /or file additional SARs reporting the suspicious activity to FinCEN. On December 8, 1998, Ferrario was indicted for money laundering in connection with certain of the deposits in the Ferrario Account. Ferrario and employees of Phone Home regularly made large cash deposits consisting of small denomination bills. On certain occasions, the cash was carried into the branch in paper bags or gym bags. The amount of cash deposited increased over time, significantly increasing in June 1997. During the six months the account was open in 1995, the monthly deposits were $51,303 in July, $150,416 in August, $34,276 in September, $126,742 in October, $456,640 in November and $243,045 in December. In 1996, the monthly average of deposits was approximately $411,160. From January through May 1997, the monthly average of deposits was approximately $490,000. From June through December 1997, the monthly average of deposits was approximately $1.4 million. From January through August 1998, the monthly average of deposits was approximately $1.2 million. In response to inquiries from the Old San Juan Branch employees about the reason for the increase, Ferrario represented to bank employees that his deposits had increased because he had consolidated deposits from two other banks at BPPR. BPPR failed to confirm or investigate Ferrario's representations. From June 1997, until the bank was instructed to keep the account open, a substantial number of the cash deposits totaled hundreds of thousands of dollars in a single day. Subsequent investigation would show that these cash transactions were inconsistent with Ferrario's purported business. In June 1997, the operations of the Old San Juan branch were disrupted as a result of the time it took to count Ferrario's cash. At one point, employees of the bank told Ferrario to make his deposits to the night deposit box in order to avoid tying up the teller lines. In the summer of 1997, BPPR scheduled and incurred the expense of significantly more armored car pickups to transport the Ferrario cash away, a fact that the Old San Juan Branch reported to the regional manager and regional operations officer to justify their additional expenses.


         15. As early as October 1995, the branch manager at the Old San Juan Branch was informed by one of his branch employees that Ferrario's transactions were significant and suspicious. The branch manager, however, took no action. As early as May 1997, memoranda were sent from the Old San Juan Branch operations manager to the San Juan Regional Operations Manager concerning the increased daily branch cash levels caused by Ferrario's deposits.

         16. From June 1995 to March 1998, Ferrario instructed the bank to make hundreds of wire transfers to over 300 different companies or individuals located in the United States and abroad. In 1997 and 1998, 83% and 78%, respectively, of the money transmitted by Ferrario and 78% and 73%, respectively, of the total number of wire transfers were sent to U.S. domestic banks or U.S. offices of non-U.S. banks. Typically, deposits and subsequent wire transfers were made in the same day or the next day. After June 1997, wire transfers numbered between 40 to 80 a month and amounted to approximately 25% of the branch's daily wire activity. BPPR did not investigate the nature of Ferrario's business or determine whether the wire transfers or other account activity was consistent with the purported business or consistent with money laundering. Despite a number of branch employees being aware of the above suspicious activity which occurred between July 1995 and March 1998, BPPR failed to investigate the Ferrario Account for over two years from the date the account was opened. Moreover, BPPR failed to investigate and/or report to FinCEN the suspicious activity which occurred in the Ferrario Account from March 1998 through September 15, 1998, through a supplementary SAR.


         17. Between July 1995 and March 1998, BPPR filed four hundred and sixteen (416) CTRs reporting Ferrario's cash transactions. Three hundred and eighty-four (384) of these CTRs stated that the funds were derived from a gas station. In 1995, in connection with the preparation of a CTR, Ferrario told one of the Old San Juan Branch employees that he operated a gas station. This information was saved in a software program that the bank used to prepare CTRs and automatically reappeared in nearly all the subsequent CTRs. BPPR failed to review and monitor these CTR filings. In a single week in 1995, the same branch employee filed three CTRs listing three different sources of funds -- overseas calls, gas station, and money transfer -- as the source for the cash deposits. Again, due to the lack of CTR review, these inconsistencies were not identified.

         18. BPPR did not send two bulk data tapes -- created in May 1997 and June 1998, respectively -- containing CTRs for approximately a two-week period to FinCEN, resulting in 4,761 CTRs not being filed for various customers, including nine CTRs for Ferrario. These two tapes were regenerated and all CTRs were untimely filed with the IRS.

         19. Ferrario's business was located in a reputable area in Old San Juan, directly across from the United States Courthouse, two blocks from the largest U.S. Customs office in Puerto Rico and one block from the Old San Juan branch. On their way to and from work, Old San Juan branch employees passed by Ferrario's business but rarely saw customers at the business. Tellers at the Old San Juan Branch commented that the money deposited by Ferrario was strange or unusual. In addition, concerns about the large volume of cash deposits and the disruption it caused at the branch were discussed at monthly branch meetings.

         20. In August 1997, BPPR received a law enforcement subpoena seeking information relating to the Ferrario Account. However, neither the Old San Juan Branch nor BPPR's Compliance Division was notified of the subpoena because BPPR imposed no formal written policy or practice upon its legal requirements department to refer law enforcement subpoenas to the bank's compliance division for investigation. In the Fall of 1999, BPPR changed its policy to require the Compliance Division to be notified of subpoenas.

         21. BPPR failed to conduct an investigation into Ferrario or his business until December 1997, and therefore did not file an SAR on the Ferrario Account activity until March 2, 1998. BPPR reported only $10,112,320 as the dollar amount involved in the suspicious activity and a period of suspicious activity limited to March 28, 1996 to January 26, 1998. The SAR did not identify the number as representing wire transfers during this period and did not report the amount of deposits. The SAR also did not include: 18 wire transfers in 1995 totaling $185,010; 22 wire transfers in 1996 totaling $170,898; 19 wire transfers in 1997 totaling $232,548; and 10 additional wire transfers in January 1998 totaling $10,743. The SAR did not state the amount of cash deposited during the time period of the suspicious activity, which was substantially higher than the wire transfer amount. Moreover, the SAR did not describe the entire time period of the suspicious activity. Additionally, the narrative of the SAR reported daily cash deposit activity of between $12,000 and $258,509 (as a result of a typographical error; the actual maximum number was $528,509) when in fact there were numerous daily cash deposits in excess of the reported amount. Lastly, the SAR incorrectly reported the name of the Ferrario Account as "Puerto Rico Net Yellow," an additional account maintained by Ferrario at BPPR, but not the account in which the cash deposits and wire transfers occurred. The inaccuracies contained within the SAR had an effect upon federal law enforcement's ability to determine whether a crime had been committed, was continuing to be committed, and the extent of any criminal activity.

         22. In April 1998, the Audit Committee of the Board of Directors of BPPR was informed, in a routine quarterly report made by the Compliance Division listing all SARs filed,


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


and their amounts, during the quarter, that the Ferrario SAR had been filed. Although this was by far the largest SAR in dollar amount ever reported to the Audit Committee, the Compliance Division failed to inform the Audit Committee or senior management of the seriousness of the matter or identify any vulnerabilities in BPPR's anti-money laundering program. BPPR did not focus on vulnerabilities in its anti-money laundering program until September 1999.

                              VALLEJO TRANSACTIONS

         23. From May 1998 through June 2000, Jairo de Jesus Vallejo ("Vallejo") maintained Account #013-254405 in the name of Durcaribe, Inc. (the "Durcaribe Account") at the Carolina Highway Branch of BPPR. Vallejo maintained this account for a business in the name of Durcaribe, Inc. that distributed hydraulic equipment.

         24. Prior to November 1998, the Durcaribe Account had an average monthly balance of $3,000. From November 1998 through September 1999, the Durcaribe Account average monthly balance increased 4000% to approximately $120,000. The nature of the deposits changed from checks to cash. Cash deposits were inconsistent with the nature of Durcaribe's declared business.

         25. In January l999, Vallejo opened a second account, in the name of Valjur Corporation, Account #314-000657 (the "Valjur Account") at the Carolina Food Court Branch of BPPR. The purported business purpose of Valjur Corporation was the import and export of beer and leather goods.

         26. From November 1998 through June 2000, Vallejo deposited at multiple branches into the Durcaribe and Valjur Accounts cash proceeds, divided into amounts less than $10,000 and made up of small denomination bills. As many as six deposits a day were made at various branches. Vallejo also sent 67 wire transfers from his accounts. Fifty-two percent of the total number of wire transfers, which represented 54% of the money transmitted by Vallejo, was sent to U.S. domestic banks or U.S. offices of non-U.S. banks. A majority of the international wire transfers went to Panama, the Cayman Islands, and the Bahamas. This activity was inconsistent with the purported business. This activity was consistent with money laundering.

         27. Despite Vallejo's efforts to avoid filing CTRs, the bank's Large Cash Reporting System, which was and is used to aggregate cash deposits for the purpose of complying with the CTR-reporting requirements, identified many of Vallejo's structured transactions. As a result, numerous CTRs were filed for Vallejo's accounts. However, the Compliance Division opened an investigation on the Valjur Account only after a branch teller who happened to work at two different branches on successive days and saw Vallejo deposit cash into his account at two different BPPR branches in amounts less than $10,000. In August 1999, a notation was made in the Compliance Division's Valjur investigative file that structuring was apparent in the account. Nevertheless, the investigative file was closed in September 1999. The investigative file contains notations to the effect that the client "desisted" from his deposit practice and "improved" the use of the account. No SAR was filed, despite the structuring. Bank records indicate that Vallejo continued to structure cash into both the Valjur and the Durcaribe Accounts. During the course of the SAR investigation on the Valjur Account, the Compliance Division never detected that Vallejo also maintained the Durcaribe Account. In addition, although BPPR had received law enforcement subpoenas before deciding to close the SAR investigation, the

Compliance Division was not notified of the subpoenas, due to BPPR's failure to have in place a formal written policy or practice upon its legal requirements department to refer law enforcement subpoenas to the bank's compliance division for investigation.

         28. BPPR did not file SARs on the Valjur and Durcaribe accounts until November 1999. As part of BPPR's efforts to improve its BSA compliance program in the Fall of 1999, BPPR reviewed a list of all customers that had performed cash transactions that met certain broad parameters. As a result of this review, BPPR's Rio Piedras region sent a memorandum to the Compliance Division on November 2, 1999, identifying, among other accounts, the Valjur and Durcaribe accounts. The Compliance Division commenced an investigation and, on November 18, 1999, filed SARs on these accounts. At the time of the filing of the SARs, over $1 million had passed through the accounts, which BPPR subsequently learned were narcotics proceeds. The Durcaribe SAR only covered 1999 (even though the account was opened in 1998), reporting cash transactions in the account during the year of $377,790 and wire transfers in the amount of $929,577. The Valjur SAR covered only October 1999 (even though the account was opened in 1998), reporting cash transactions in the account in the month of $91,880 and wire transfers in the amount of $111,802. As a result, the SARs did not state the full amount of cash transactions or wire transfers in the accounts. The SARs noted that the Compliance Division's investigation concerning the Valjur and Durcaribe accounts was continuing.

         29. As part of BPPR's continuing investigation concerning the Valjur and Durcaribe accounts, it conducted a "know your client" visit to Vallejo's purported place of business. Following this visit, supplemental SARs were filed on December 17, 1999, noting that the account activity reported on the SARs filed in November was inconsistent with the nature of

Vallejo's purported business. Vallejo continued to structure deposits into both accounts.

         30. In December 1999, BPPR contemplated closing the accounts, following its receipt of a fourth law enforcement subpoena related to the accounts. At that time, as part of BPPR's efforts to improve its BSA and anti-money laundering efforts, the bank was in the process of revising its account closing policy to correct some uncertainty concerning the criteria that should be applied to account closings. BPPR did not immediately close the Valjur and Durcaribe accounts because it had concerns about potential lawsuits from the client and hindering law enforcement efforts. In February 2000, BPPR's Anti-Money Laundering committee (the "AML Committee"), which was established by the bank's senior management in the Fall of 1999, acceded to the request of a Special Agent of the Internal Revenue Service to keep the account open. The failure of the SARs to cover the entire period during which the accounts were open had an effect upon federal law enforcement's ability to determine whether a crime had been committed, was continuing to be committed, and the extent of any criminal activity. According to both a letter, dated March 22, 2000, from the IRS Special Agent and the affidavit filed by the IRS Special Agent in support of the criminal complaint against Vallejo, the government relied on information supplied by BPPR in prosecuting Vallejo.

         DOMINICAN REPUBLIC MONEY SERVICE BUSINESS ACCOUNTS TRANSACTIONS

         31. From at least as early as 1997 through approximately June 2000, BPPR provided correspondent services to foreign money service businesses located in the Dominican Republic. During this period of time, the Dominican Republic was known to be a high-risk area for narcotics-related money laundering.

         32. Although BPPR knew the general purpose of the businesses in question (i.e., money services business), the bank failed to document adequately the basis for this knowledge. For example, BPPR failed to document whether any customer visits were made to these businesses prior to 1999, and the customer files relating to these accounts contained inadequate documentation as to the nature of the client's business. Although BPPR conducted KYC visits in 1999, the visitation documentation contains no information about the expected volume and type of account activity for the purported business.

         33. From at least as early as 1997, BPPR received these businesses' checks and other items in bulk for purposes of processing, and processed the items without reviewing them. There was activity through certain of these accounts which was indicative of money laundering by the businesses or their customers yet no SARs were filed.

         34. In one case, BPPR failed to investigate and allowed transactions to continue even after being put on notice by law enforcement that the account might have involved criminal activity. Specifically, BPPR was served with a Drug Enforcement Administration seizure warrant relating to an account opened at BPPR that had received $275,000 from Comercial Importadora SMA, a Dominican Republic business that had also opened an account at the bank.

Although the branch manager informed the account holder of Comercial Importadora that his account had to be closed, after consultation with the account holder and his lawyer, the branch manager allowed the account holder's brother to open an account on the same day the seizure warrant was received and the account opening documentation noted that the account was a substitute for the Comercial Importadora SMA account.

         35. As discussed above, in the Fall of 1999, BPPR applied broad parameters against all accounts at the bank to identify suspicious activity. These procedures led BPPR to focus on the money transmitters based in the Dominican Republic. By the second quarter of 2000, SARs had been filed for most of these accounts. By the time the SARs were filed, subpoenas had been received by BPPR on most of the accounts. These accounts were all closed at the end of the second quarter of 2000.

                                 REMEDIAL ACTION

         36. During the period of 1995 through 1998, the Federal Reserve conducted four examinations of BPPR. Bank examiners are required by federal law (12 U.S.C. ss. 1818(s)) to identify any problems relating to a bank's BSA compliance. These examinations did not contain any criticism of BPPR's BSA compliance policies or procedures. The duty to determine whether its compliance program was effective belonged to BPPR, not banking regulators. Beginning in October 1999, the Federal Reserve conducted an examination of BPPR. In March 2000 the Bank entered into a Written Agreement with the Federal Reserve.

         37. Beginning in September 1999, BPPR's senior management focused on enhancing its BSA compliance program. These included the formation of a Task Force, which first met on

October 13, 1999, comprised of senior bank executives and other key bank employees to formalize the process of making improvements to the bank's BSA and AML program. The Task Force was given a broad mandate to revise and improve all procedures and processes related to the BSA. During October 1999, the Task Force met on numerous occasions to review and to make recommendations to improve the Bank's BSA and AML program.

         38. In November 1999, BPPR created a permanent AML Committee to oversee and implement the bank's AML efforts. In October 1999, BPPR's Senior Management Council ("SMC"), which included the chief executive officer, all the executive vice presidents and the General Counsel, began to meet on a weekly basis to oversee the Task Force's and subsequently the AML Committee's progress in implementing its plan and to submit monthly progress reports to the Federal Reserve.

         39. As a result of these efforts, there were numerous innovations in BPPR's BSA compliance program, including the following:

         - A new BSA and AML Department was created and divided into three areas: detection and investigation, training and BSA audit, and compliance. Thirteen employees were assigned to this new department, seven of whom were hired by December 1999.

         - The Legal Requirements unit -- the group that reviews and processes subpoenas -- was elevated to department level and a new unit head was appointed.

         - BPPR's KYC policies were significantly revised in December 1999 and approved by BPPR's board in early 2000.

         - Training materials were revised, and a test was created to measure whether employees understand the training. In addition, the frequency of BSA and AML training was increased. From December 1999 through December 2000, BPPR provided BSA and AML training to substantially all of its employees.

         - BPPR hired KPMG to provide the bank with "best practices" for a BSA and AML compliance program. KPMG provided, among other things, advanced training to the AML Committee and certain employees of the Corporate Compliance Division and other departments involved in BSA functions, advice as to the most advanced suspicious activity software program and guidance on the implementation of a new written BSA compliance program.

         - BPPR purchased a new state-of-the-art suspicious activity detection software program called ASSIST. BPPR established broad parameters to identify suspicious activity and applies those parameters against all accounts at BPPR.

         - BPPR developed a "hot list" procedure to determine whether individuals identified in the news as having engaged in illegal activities had accounts at BPPR.

         - BPPR hired two new individuals with investigative and financial backgrounds to investigate suspicious activity. BPPR also began to file SARs on a weekly basis.

         - BPPR made extensive efforts to improve its CTR review and filing function. The responsibility for the preparation and review of CTRs was transferred to an operations unit in retail banking to improve supervision over this process. The number of employees reviewing CTRs was doubled.